UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2008

THE PRINCETON REVIEW, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32469	22-3727603
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2315 Broadway

New York, New York 10024

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 874-8282

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On August 11, 2008, The Princeton Review, Inc. (the “Company”) entered into executive employment agreements (collectively, the “Agreements”) with certain of its employees, including each of the following named executive officers: Michael J. Perik, the Company’s President and Chief Executive Officer, Stephen C. Richards, the Company’s Chief Operating Officer and Chief Financial Officer, Neal S. Winneg, the Company’s Executive Vice President, Secretary and General Counsel, and John F. Marshall, the Company’s President, Test Preparation Services Division (collectively, the “Named Executives”). The Agreements are intended to standardize a form of employment agreement for the Company’s executive officers and do not change the existing base salary or bonus opportunity for any of the Named Executives. Mr. Perik’s executive employment agreement supersedes the employment agreement by and between Mr. Perik and the Company dated July 22, 2007. Mr. Marshall’s agreement supersedes the offer letter between Mr. Marshall and the Company dated October 18, 2007.

The Agreements provide for the annual base salary, target bonus opportunity and employee benefits for each of the Named Executives. The respective annual base salaries for each of Messrs. Perik, Richards, Winneg and Marshall are $1, $300,000, $300,000 and $315,000, as may be adjusted from time to time. Mr. Perik’s target bonus of $875,000 is to be paid in a combination of cash and common stock, with the cash portion being an amount estimated to cover the tax liability associated with the bonus. The target bonus opportunity for each of Messrs. Richards, Winneg and Marshall shall be equal to 50% of such executive’s respective annual base salary and is payable in cash. Each of the Named Executive’s bonus opportunity is based on the attainment of performance metrics established and revised annually by the Company’s Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Agreements also provide that upon a change in control (as defined in the Agreements), the unvested portion of any stock options, restricted stock or similar equity awards held by each of the Named Executives on the date of the change in control shall vest in full.

Each Agreement also sets forth the severance benefits that become payable upon a termination by the Company without cause or by the Named Executive for good reason (as defined in the Agreements to include, among other things, a material diminution in his authority, duties or responsibilities). The severance benefits for Mr. Perik include severance payments equal to $500,000; provided however, that in the event such termination occurs within 12 months after a change in control, then such amount shall be $1,000,000. In addition, Mr. Perik will receive a pro rated portion of his annual bonus for the prior calendar year (if any) if he was employed by the Company for the entire calendar year immediately prior to the calendar year of his termination, or, if he was not employed by the Company for the entire calendar year immediately prior to the calendar year of his termination, a pro rated portion of his target bonus of $875,000. The severance benefits for each of Messrs. Richards and Marshall include severance equal to the sum of (a) 100% of his base salary, plus (b) 100% of either his annual bonus for the prior calendar year (if any) if he was employed by the Company for the entire calendar year immediately prior to the calendar year of the termination, or, if he was not employed by the Company for the entire calendar year immediately prior to the calendar year of the termination, his target bonus as in effect immediately prior to the termination. The severance benefits for Mr. Winneg include severance equal to the sum of (a) 150% of his base salary, plus (b) 150% of either his annual bonus for the prior calendar year (if any) if he was employed by the Company for the entire calendar year immediately prior to the calendar year of the termination, or, if he was not employed by the Company for the entire calendar year immediately prior to the calendar year of the termination, his target bonus as in effect immediately prior to the termination.

The severance benefits also include reimbursement of medical insurance payments for up to 12 months for each of Messrs. Perik, Richards and Marshall, and for up to 18 months for Mr. Winneg.

In the event any compensation, payment or distribution by the Company to or for the benefit of any of the Named Executives (whether paid or payable or distributed or distributable pursuant to the terms of the Agreements or otherwise) (the “Severance Payments”) would be subject to the excise tax imposed by Internal Revenue Code Section 4999, or any interest or penalties are incurred by any Named Executive with respect to such excise tax, then such Named Executive shall be entitled to receive an additional payment such that the net amount retained by such Named Executive shall be equal to his respective Severance Payments.

Additionally, each Agreement requires that the Named Executive sign a release of claims in favor of the Company before he is eligible to receive any benefits under the Agreement, and contains non-compete and non-solicitation provisions applicable to the Named Executive while he is employed by the Company and for a period of 12 months, in the case of Messrs Perik, Richards and Marshall, and 18 months, in the case of Mr. Winneg, following the termination of his employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PRINCETON REVIEW, INC.
Dated: August 12, 2008

/s/ Neal S. Winneg
	Name:	Neal S. Winneg
	Title:	Executive Vice President, Secretary and General Counsel

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